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                                                                    EXHIBIT 10.1

                             FLEET SERVICE AGREEMENT

         THIS FLEET SERVICE AGREEMENT (this "Agreement") is entered into as of February 1, 1999 (the "Effective Date") by and between Park 'N View, Inc., a Delaware corporation ("PNV"), with its headquarters at 11711 NW 39th Street, Coral Springs, Florida 33065 and Trucks For You, Inc., an Oklahoma corporation ("TFY"), with its headquarters at 3303 N. 32nd Street, Muskogee, Oklahoma 74402.

         WHEREAS, TFY currently employs or has contracted for the services of professional truck drivers to operate its fleet of trucks; and

         WHEREAS, TFY operates a truck terminal located at 14407 Mines Road, Laredo, Texas 78045 (hereinafter referred to as the "Fleet Terminal"); and

         WHEREAS, PNV has designed and developed the concept and equipment (the "System") to: (a) enable truck drivers to receive and/or have access to cable television services and telecommunications services; and (b) provide such truck drivers programming consisting of video and audio services, and telephone, voice mail, fax or other data services while remaining in their vehicles parked at truckstops and the Fleet Terminal; (collectively, the "Services"); and

         WHEREAS, PNV provides the Services to truck drivers through a membership program pursuant to which each member is entitled to use the Services at the Fleet Terminal and at each truckstop at which the Services are provided in return for a monthly membership fee; and

         WHEREAS, PNV and TFY previously entered into that certain Fleet Service Agreement dated January 28, 1998 (the "Prior Agreement"); and

         WHEREAS, PNV and TFY desire to terminate the Prior Agreement and to enter into this Agreement pursuant to which PNV shall: (i) install the System and provide the Services at the Fleet Terminal; and (ii) provide memberships to TFY's drivers.

         NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, TFY and PNV (hereinafter collectively being referred to as the "Parties"), intending to be legally bound, hereby mutually agree as follows:

         1. Purpose. The Parties hereby agree that pursuant to the terms of this
Agreement: (i) PNV shall provide and TFY shall purchase memberships to be used by certain of TFY's drivers; and (ii) PNV shall install the System and provide the Services at the Fleet Terminal.

         2. Installation of the System at the Fleet Terminal

                  (a) Within _________ (___) days of execution of this Agreement, PNV shall commence installation of the System at the Fleet Terminal. Prior to commencement of construction at the Fleet Terminal, PNV shall obtain TFY's approval of the methods and


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materials to be used by PNV with respect to the installation of the System. The
Parties shall mutually determine the precise number and location of the truck parking spaces at which the Services shall be provided, taking into account such factors as the cost of construction and implementation, the layout of the parking facilities, the usage of particular parking rows to drop trailers and such other factors as the Parties may deem relevant. The Parties also acknowledge and agree that if the Fleet Terminal parking lot needs to be paved, it shall be paved at TFY's expense. PNV will repair any damage to the Fleet Terminal which is caused by PNV. However, PNV shall not be responsible for any existing defects or deficiencies or the normal wear and tear to the parking lot or the Fleet Terminal.

                  (b) All of the equipment as currently used by PNV is described on Schedule 1 hereto and is hereinafter, together with any additions or deletions to said equipment, collectively referred to as the "PNV Equipment". PNV reserves the right to make additions to and deletions from the PNV Equipment to be installed at each Fleet Terminal.

                  (c) TFY shall make available to PNV a sufficient area in which to install the PNV Equipment including: (i) such area as is required for the installation of satellite dish(es); (ii) a secured air-conditioned interior area of approximately 50 square feet for the installation of the headend equipment and the telephone and related monitoring equipment; and (iii) an area at the dispatcher desk or other interior location for installation of the equipment required for activation of the Services (hereinafter collectively referred to as the "Equipment Area"). Upon reasonable prior notice to TFY, PNV shall be entitled to have continued access to the Equipment Area and all parking areas for purposes of installing and monitoring the PNV Equipment, the System and the Services.

                  (d) PNV shall on a timely basis secure, and continuously maintain in full force and effect, all licenses, permits and approvals required by governmental authorities with respect to the installation, operation and maintenance of the System and providing the Services. TFY shall assist PNV (at PNV's expense) in obtaining any such licenses, permits, or approvals upon PNV's reasonable request. PNV shall at all times comply with all applicable laws, rules, regulations, etc. in connection with the installation, operation and maintenance of the System, or otherwise related to the performance of PNV's obligations hereunder.

                  (e) The Parties agree that while PNV shall use reasonable efforts to complete the installation of the System at the Fleet Terminal pursuant to the terms of this Agreement, PNV's obligations to install the System at the Fleet Terminal is subject to: (i) TFY authorizing PNV to use its standard construction methods and materials with respect to the installation of the System; (ii) completion of satisfactory engineering and environmental surveys at the Fleet Terminal; (iii) confirmation that no part of the System crosses a public right of way adjacent to the Fleet Terminal; (iv) receipt from TFY of all requested maps, blue prints and other relevant information relating to the Fleet Terminal on a timely basis; and (v) PNV not being able to complete any such installation because of any of the following: floods, civil unrest, acts of God; war; governmental interference or embargoes; labor strikes; failure of others to supply fuel, power, materials or supplies; transportation delays by third parties; or any other cause (whether or not similar to those described in this Section 2(e)) beyond the control of PNV.



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         3. Purchase of Memberships. Commencing on the Effective Date, TFY will purchase memberships from PNV each month during the Term (as defined in Section
5). Prior to the Effective Date, TFY shall provide PNV with the name and a unique all-numeric number of each driver to enable PNV to activate each driver's membership. TFY shall provide to PNV, on or before the twenty-fifth (25th) day of each month, the name and unique all-numeric number of all drivers for which TFY shall purchase a membership for the following month (the "Member List"). If TFY does not provide PNV with an updated Member List on a timely basis, PNV shall issue memberships for the following month based upon the prior months Member List. PNV shall: (i) deactivate the memberships of all members deleted from each new Member List; and (ii) activate memberships for all new members added to the Member List. PNV shall also determine which if any members on the new Member List have been inactive for the prior two (2) months (a "Dormant Member") and (i) the membership of each Dormant Member will be deactivated (blocked) and any long distance phone time given during the dormant period will be cancelled and discontinued. The Dormant Member will begin to accrue long distance phone time when TFY adds the driver's name to the new Member List; and
(ii) PNV shall credit $50.00 to TFY's Monthly Fee (as defined below) for each Dormant Member.

         4. Fees.

                  (a) Commencing on the Effective Date, TFY shall pay to PNV a fee of (i) $25.00 per month for each membership purchased by TFY (collectively the "Monthly Fee"). PNV shall invoice TFY for the Monthly Fee on the first day of each month for the purchase of memberships for its drivers for that month. TFY shall pay the Monthly Fee to PNV on or before the tenth (10th) day of the month. Monthly Fees not paid on or before the tenth (10th) day of the month shall accrue interest at the rate of 1.5% per month until paid in full and PNV may terminate the membership of TFY's drivers if the Monthly Fee is not received by the last day of the month.

                  (b) The Parties acknowledge and agree that the cost for installation of the System at the Fleet Terminal is $90,000 (the "Installation Cost"). In consideration for PNV installing the System at the Fleet Terminal, it is agreed that: (i) PNV shall cancel the 1,000 hours of phone time currently held in TFY's account and credit $30,000 against the Installation Cost; and (ii) TFY shall pay PNV $5,000 per month commencing on February 1, 1999 and ending on January 31, 2000, which shall be applied against the Installation Cost. Upon termination of this Agreement for any reason, TFY shall pay PNV in full the unpaid balance of the Installation Cost.

                  (c) If TFY desires to terminate the membership of any driver, PNV shall, upon receipt of an updated list of current drivers, cancel the membership of the terminated driver(s). If TFY desires to purchase memberships for additional drivers effective during the month (as opposed to the first day of the month), PNV shall, upon receipt of the additional drivers name and unique all-numeric number, provide additional membership cards at no cost to TFY for the remainder of that month and shall not provide the driver with any free long distance service for that month. On the first day of the following month, PNV shall commence charging



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TFY the Monthly Fee and provide the driver with full membership privileges, including any applicable free long distance phone service.

         5. Term. The term of this Agreement shall be for a period of one (1) year commencing on the Effective Date. Upon termination of the Agreement for any reason, PNV shall be entitled to retain without offset or repayment all amounts paid to PNV by TFY as of the date of termination.

         6. Rights and Duties of The Parties With Respect To The PNV Equipment. Upon the termination of this Agreement for any reason, PNV shall have the right to remove, at its sole cost and expense, any or all of the PNV Equipment from the Fleet Terminal. If PNV removes the PNV Equipment, PNV shall restore the Fleet Terminal as near as reasonably possible to the condition of such premises prior to the installation of the System, existing defects and normal wear and tear excepted, but shall not be obligated or permitted without the prior consent of TFY to remove any underground cables.

         7. Programming and Telecommunications Services to Be Provided.

                  (a) PNV shall make the Services available on the System as follows:

                           (i) PNV shall source and deliver a programming package consisting of a minimum of eleven
                                    (11) channels of entertainment programming.
                                    PNV shall pay the cost of all such
                                    programming. The current programming
                                    schedule to be broadcast by PNV is as set forth on Schedule 2 , PNV may make changes to the programming schedule from time to time.

                           (ii) In addition to the eleven (11) channel entertainment lineup, there shall be other channels which shall be used to provide a programming schedule and advertising.

                           (iii) PNV may provide pay-per-view or other non-traditional cable channels or services as part of the Services.

                           (iv) PNV shall also provide telephone service at each parking slot at which the Services are provided. The current telephone services offered by PNV are set forth on Schedule 3. PNV shall have the right to determine and make changes to the specific types of telecommunication services provided from time to time.

         8. Promotion, Use, Operation and Maintenance of the PNV Equipment, the System and the Services.

                  (a) PNV shall, at its cost, provide TFY and its drivers, for whom TFY has purchased a membership, with all equipment (including a starter kit consisting of a phone and a



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25 foot coaxial and telephone cable) and instructions necessary for TFY and its drivers to use the System and the Services.

                  (b) Upon installation of the System at a Fleet Terminal, PNV shall train TFY and its designated employees with respect to the maintenance and operation of the System. This initial training will be designed so that TFY will be able to maintain the System and train new personnel with respect to operation of the System and maintenance of the PNV Equipment as needed. PNV shall provide follow up training for TFY's personnel during normal business hours with respect to the operation of the System and the maintenance of the PNV Equipment as may be reasonably requested by TFY from time to time.

                  (c) PNV shall maintain a good quality signal and reception through the System comparable to the signal and reception supplied for regular television programming and telecommunications services to home consumers.

                  (d) The day to day maintenance of the System shall be handled as follows:

                           (i) TFY's trained staff members shall: (i) replace failed connecting drop cables and accessories with equipment to be furnished by PNV; (ii) maintain the cable and phone boxes in the outside hookups in proper operating order, including cleaning and removal of debris (i.e. oil, dirt, ice, snow, etc.); and (iii) replace cable and phone connection outlets in the outside hookups with equipment furnished by PNV at PNV's cost. PNV shall provide such materials and parts to TFY at PNV's cost.

                           (ii) If a mechanical problem arises other than through a failed connecting cable or accessory, TFY shall contact PNV by telephone at PNV's office. Unless extenuating circumstances exist, PNV shall, within forty-eight (48) hours, either authorize TFY to contact a designated repair technician or dispatch a designated repair technician to make the necessary repairs to the System. Charges for repairs will be billed directly to PNV and paid by PNV.

         9. Representations and Warranties of PNV.

                  (a) PNV is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority: (i) to enter into this Agreement; and (ii) to carry out the other transactions and agreements contemplated by this Agreement.

                  (b) The execution, delivery and performance of this Agreement by PNV has been duly authorized by all necessary action of PNV. This Agreement and each of the other documents to be executed and delivered by PNV pursuant to this Agreement have been duly



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executed and delivered by PNV and are the valid and binding obligations of PNV enforceable in accordance with their respective terms, subject only as to enforceability affected by bankruptcy, insolvency or similar laws affecting the rights of creditors generally and by general equitable principles. The execution, delivery and performance of this Agreement and the other documents to be executed, delivered and performed by PNV pursuant to this Agreement will not:
(i) conflict with or violate any provision of PNV's organizational documents, or any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against PNV; or (ii) result in any breach of or default under or cause the acceleration of performance of any mortgage, contract, agreement, indenture or other instrument which is either binding upon or enforceable against PNV.

                  (c) PNV is not required to obtain the approval, consent or waiver of any other person or entity for the execution, delivery or performance of this Agreement.

         10. Representations and Warranties of TFY.

                  (a) TFY is a corporation duly organized, validly existing and in good standing under the laws of Oklahoma and has full power and authority:
(i) to enter into this Agreement; and (ii) to carry out the other transactions and agreements contemplated by this Agreement.

                  (b) The execution, delivery and performance of this Agreement by TFY has been duly authorized by all necessary action of TFY. This Agreement and each of the other documents to be executed and delivered by TFY pursuant to this Agreement have been duly executed and delivered by TFY and are the valid and binding obligations of TFY enforceable in accordance with their respective terms, subject only as to enforceability affected by bankruptcy, insolvency or similar laws affecting the rights of creditors generally and by general equitable principles. The execution, delivery and performance of this Agreement and the other documents to be executed, delivered and performed by TFY pursuant to this Agreement will not: (i) conflict with or violate any provision of TFY's organizational documents, or any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against TFY; or (ii) result in any breach of or default under or cause the acceleration of performance of any mortgage, contract, agreement, indenture or other instrument which is either binding upon or enforceable against TFY.

                  (c) TFY is not required to obtain the approval, consent or waiver of any other person or entity for the execution, delivery or performance of this Agreement. During the Term (and any renewal term) the parking spaces at the Fleet Terminal shall be used exclusively by TFY drivers.

         11. Ownership and Confidentiality. PNV agrees to maintain and cause its employees and agents to maintain and keep strictly confidential all proprietary information received from TFY relating to its drivers, Fleet Terminal, operations and customers. TFY recognizes and agrees that PNV shall, during the term of this Agreement and thereafter, retain sole ownership of



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the System and the PNV Equipment. TFY recognizes the proprietary nature of the concept and the design of the System, the PNV Equipment and the Services. Accordingly, TFY and PNV agree to maintain and cause each of its employees and agents to maintain and keep strictly confidential the terms and provisions of this Agreement and all of the confidential information that it obtains or receives in conjunction with the operation of the System, the PNV Equipment or the Services. TFY further agrees that the "Park N' View" name and logo shall be and remain the property of PNV and all references by TFY to the System or the Services shall incorporate and/or refer to PNV by its full name (Park N' View), whether in literature, electronic or print displays, articles, advertising, billboards, banners or otherwise. The name, Park 'N View, is, or will be, a registered service mark of PNV and to the extent required by PNV, TFY shall execute a no cost limited license agreement for the use of such service mark.

         12. Breach. In the event that either Party shall fail in any material respect to perform any obligation under this Agreement, the other Party may in writing notify the non-performing Party that such failure constitutes a breach. If the breach is not remedied or cured within ten (10) days following receipt of the notice of breach, without limiting any other remedy which may be available, the non-breaching Party may terminate this Agreement by notice to the breaching Party.

         13. Arbitration. Any controversy, dispute or question arising out of, or in connection with, or in relation to this Agreement or the interpretation, performance or non-performance or any breach thereof shall be determined by arbitration conducted in Ft. Lauderdale, Florida in accordance with the then existing rules of the American Arbitration Association. PNV and TFY shall each select one arbitrator, and the two arbitrators shall select a third with the same qualifications. Any decision rendered shall be binding upon the Parties, however, the arbitrators shall have no authority to grant any relief that is inconsistent with this Agreement. The expense of arbitration shall be borne by the non-prevailing Party.

         14. General Provisions.

                  (a) Notices. All notices required or permitted hereunder shall be in writing and, may either be delivered by overnight courier, transmitted by facsimile, or delivered by the United States Mail, postage prepaid, addressed as follows:

                  To PNV:   Park 'N View, Inc.
                            11711 NW 39th Street
                            Coral Springs, Florida 33065
                            Attn: Fleet Sales Department
                            Fax Number: (954) 745 7899




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                  To Fleet: Trucks For You, Inc.
                            3303 N. 32nd Street
                            P.O. Box 2547
                            Muskogee, OK  74402
                            Attn:  Smokey Irwin
                            Fax:  (918) 667-9963

All notices shall be deemed delivered only upon actual receipt. Any party may change its address for purposes of this Agreement by giving notice of such change to the other parties pursuant to the terms of this Section 14(a).

         Miscellaneous. This Agreement shall amend and supersede the Prior Agreement, provided that, if PNV does not install the System at the Fleet Terminal for any reason, this Agreement shall terminate and the parties shall be bound by the terms and provisions of the Prior Agreement. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof. This Agreement shall be governed by the laws of the State of Florida. This Agreement shall not be modified or amended except by an instrument in writing executed by the parties to this Agreement. This Agreement shall apply to, and be binding upon, the parties and their respective successors and permitted assigns. If any part or sub-part of this Agreement is found or held to be invalid, that invalidity shall not affect the enforceability and binding nature of any other part of this Agreement. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same instrument.




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         IN WITNESS WHEREOF, TFY and PNV have caused this Agreement to be executed pursuant to appropriate legal authority duly given, as of the day and year first above written.

                                         PARK 'N VIEW, INC., a
                                         Delaware corporation


                                         By: /s/
                                             ----------------------------------
                                                  Steve Conkling, President
                                                  and Chief Operating Officer


                                         TRUCKS FOR YOU


                                         By: /s/
                                             ----------------------------------
                                             Title:
                                                   ----------------------------
                                             Date:
                                                  -----------------------------





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                                   SCHEDULE 1

                          LIST OF CURRENT PNV EQUIPMENT


Current PNV Equipment:

Satellite Dish & Off-air receive antenna
Processing [head-end] equipment
Telephone PBX switch and TFY console
Distribution cables
Parking lot plug-in boxes
Cable TV "billing" computer and software
Membership card dispenser
Telephone & Cable TV accessories for resale
Voice-mail



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                                   SCHEDULE 2

                      LIST OF CURRENT PROGRAMMING SCHEDULE


Current Programming Schedule:

==================================== ==========================
             Channel #                       Program
==================================== ==========================
                04                             HBO
==================================== ==========================
                05                             HBO2
==================================== ==========================
                06                             HBO3
==================================== ==========================
                07                          DISCOVERY
==================================== ==========================
                08                            ESPN 2
==================================== ==========================
                09                             FOX
==================================== ==========================
                10                             DEN
==================================== ==========================
                11                            CNN HN
==================================== ==========================
                12                           WEATHER
==================================== ==========================
                13                             ESPN
==================================== ==========================
                14                             NBC
==================================== ==========================
                15                             ABC
==================================== ==========================
                16                             A&E
==================================== ==========================
                17                             CBS
==================================== ==========================
                18                             TNN
==================================== ==========================
                19                             TNT
==================================== ==========================
                20                             WGN
==================================== ==========================
                21                             PNV
==================================== ==========================




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                                   SCHEDULE 3

                       LIST OF CURRENT TELEPHONE SERVICES


Current Telephone Services:

1+ calls
1-800 calls
Local calls
TFY services
Direct call back to stall # (automated)
Message waiting
Wake-up calls (automated)






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